Exhibit 5.1

Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018-1405 T +1 212 841 1000

February 15, 2019

MacroGenics, Inc.
9704 Medical Center Drive
Rockville, Maryland 20850

Ladies & Gentlemen:

We have acted as counsel to MacroGenics, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of up to 6,325,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Underwriting Agreement, dated February 12, 2019 (the “Underwriting Agreement”), by and among the Company and SVB Leerink Partners LLC and Evercore Group L.L.C., as representatives of the several underwriters named therein.  The offer and sale of the Shares are registered under the Securities Act pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-214385), which was filed with the Securities and Exchange Commission (the “Commission”) on November 2, 2016 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).

We have reviewed:

(i)          the Underwriting Agreement;

(ii)         the Registration Statement;

(iii)        the preliminary prospectus, consisting of the prospectus, dated November 2, 2016 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement, dated February 12, 2019, relating to the offering of the Shares, filed with the Commission on February 12, 2019, pursuant to Rule 424(b) under the Securities Act;

(iv)        the final prospectus, consisting of the Base Prospectus, as supplemented by a final prospectus supplement, dated February 12, 2019, relating to the offering of the Shares, filed with the Commission on February 13, 2019, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”); and

(v)         such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

MacroGenics, Inc.
February 15, 2019

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and that the Shares, when duly issued and sold by the Company as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York.  We do not express any opinion herein on any laws other than the Delaware General Corporation Law and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof relating to the offering of the Shares.  We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP